  EXHIBIT 99.2

Grove, Inc. Announces Closing of $12.7 Million Initial Public

Offering Including Full Exercise of the Underwriter’s Over-Allotment Option

HENDERSON, NV / June 28, 2021 / Grove, Inc. (NASDAQ:GRVI) ("Grove" or the "Company"), today announced the closing of an underwritten initial public offering of 2,530,000 shares of common stock, which included the full exercise of the underwriter’s over-allotment option, at a public offering price of $5.00 per share for gross proceeds of approximately $12.7 million, prior to deducting underwriting discounts, commissions, and other offering expenses.

EF Hutton, division of Benchmark Investments, LLC, acted as sole book-running manager for the offering.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on June 23, 2021. A final prospectus relating to this offering was filed with the SEC. The offering was made only by means of a prospectus, copies of which may be obtained, when available, from: EF Hutton, division of Benchmark Investments LLC, 590 Madison Avenue, 39th Floor, New York, NY 10022, Attention: Syndicate Department, or via email at syndicate@efhuttongroup.com or telephone at (212) 404-7002.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Grove, Inc.

Grove, Inc. is in the business of developing, producing, marketing and selling raw materials, white label products and end consumer products containing the industrial hemp plant extract, Cannabidiol (“CBD”). The Company sells to numerous consumer markets including the botanical, beauty care, pet care and functional food sectors. It seeks to take advantage of an emerging worldwide trend to re-energize the production of industrial hemp and to foster its many uses for consumers.

Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the Company's business strategy, product development and industry trends. No assurance can be given that the offering will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contact

Andrew Norstrud

Email: investorinfo@cbd.io

Phone: (702) 332-5591

Investor Relations Contact

TraDigital IR

John McNamara

Email: john@tradigitalir.com

Phone: (917) 658-2602